Exhibit 10.41

FIRST AMENDMENT TO THE
LIMITED LIABILITY COMPANY AGREEMENT
OF
BH-AW FLORIDA MOB VENTURE, LLC

This FIRST AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT OF BH-AW FLORIDA MOB VENTURE, LLC (this “Amendment”) is made and entered into on and effective as of October 8, 2010, among Behringer Harvard Florida MOB Member, LLC, a Delaware limited liability company (the “BH”), AW SFMOB Investor, LLC, a Florida limited liability company (“AW Investor”) and AW SFMOB Managing Member, LLC, a Florida limited liability company (“AW Manager”).

RECITALS:

A.            The parties hereto previously formed BH-AW Florida MOB Venture, LLC, a Delaware limited liability company (the “Company”), pursuant to that certain Certificate of Formation filed with the Secretary of State of Delaware on August 11, 2010.  The Company is governed by that certain Limited Liability Company Agreement of the Company entered into by the parties hereto and dated August 12, 2010 (the “Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

B.            The Company was formed, inter alia, for the purpose of acquiring the medical office buildings pursuant to the Purchase Agreement (the “Tenet Assets”).  The transaction contemplated by the Purchase Agreement is scheduled to close on the date hereof.

C.            BH has made its Initial Capital Contribution to the Company on the date hereof.  The AW Member Group has failed to make its Initial Capital Contribution as required by Section 4.1(d) of the Agreement and each member of the AW Member Group is accordingly a “Withdrawing Member” pursuant to the provisions of Section 4.1(e) of the Agreement.

D.            Notwithstanding the foregoing, BH has elected on the date hereof to cause the Company to close the purchase of the Tenet Assets pursuant to the Purchase Agreement on the date hereof .  BH has further elected pursuant to Section 4.1(e) of the Agreement to make the Failed Contribution to the Company with the result that the AW Investor and AW Manager are each terminated Members as of the date hereof and the Interest of each (and their share of the Deposit) is deemed forfeited in its entirety and they shall cease to have any Interest in the Company or any rights under the Agreement from and after effective on the date hereof.

E.             Subject to the terms and conditions set forth herein, the parties have further agreed that the AW Member Group may be re-admitted as Members of the Company in the circumstances set forth in this Amendment.

NOW, IT IS HEREBY AGREED as follows:

1.             Membership of Company.  The parties acknowledge and agree that AW Investor and AW Manager are Withdrawing Members pursuant to the provisions of Section 4.1(e) of the Agreement which provisions are in full force and effect.  From and after the date hereof, until the

Readmission (as defined in section 4 below): (a) BH will be the sole Member and Managing Member of the Company and shall be credited with having made a Capital Contribution (including the Failed Contribution) in the amount of $                        ; (b) the AW Member Group shall forfeit their interest in the Deposit; and (c) the AW Member Group shall cease to have any Interest in the Company or any rights under the Agreement from and after the date hereof.

2.             Transaction Fee.  Notwithstanding the provisions of Section 3.3 of the Agreement, no transaction fee shall be payable to AW Management, LLC unless and until Readmission has occurred.

3.             Removal of Certain Officers.  Effective at 12:01 a.m. EST on the day immediately following the Closing Date, the following officers of the Company and each SPV shall be removed from their respective officer positions and shall be automatically reinstated to such positions on the date of the Readmission (if and when Readmission occurs):  Peter J. Applefield, Brian K. Waxman and Mali Liberty.

4.             Readmission.  Subject to satisfaction of the following conditions by November 1, 2010 (the “Readmission Date”), the AW Member Group shall be re-admitted to the Company (the “Readmission”) and the provisions of the Agreement, except to the extent modified herein, shall again come into full force and effect:

(a)           The Contribution Agreement shall have been executed and delivered by the AW Member Group in form and substance satisfactory to BH and AW in their reasonable discretion and all transactions contemplated therein shall have been duly performed.

(b)           An amendment to the Operating Agreement for Gardens Medical Pavilion, LLC (“GMP”) shall have been executed and delivered by all members of GMP including the physician practice members in form and substance satisfactory to BH and AW in their reasonable discretion.

(c)           The AW Member Group shall have made to the Company any cash Capital Contribution (assuming completion of the transaction contemplated by the Contribution Agreement) required by the provisions of Section 4.1(d) of the Agreement as in effect on the date hereof, plus interest thereon at the rate of 18% per annum.

5.             Other Agreements.  If Readmission has not occurred by the Readmission Date, the AW Member Group shall be obligated to pay to BH on the Readmission Date the allocated purchase price for the Excluded Project in cash ($453,000) plus interest thereon at the rate of 18% per annum.

6.             Ratification.  The parties hereby ratify and confirm the terms and provisions of the Agreement as modified by this Amendment, and the Agreement, as modified by this Agreement, remains in full force and effect.  This Amendment is limited as specified herein and shall not constitute a modification or waiver of any other provision of the Agreement.  If a conflict arises between the terms of this Amendment and the Agreement, the terms of this

Amendment will control.  This Amendment shall inure to the benefit of and be binding upon the Members and their respective permitted successors and assigns.

7.             Governing Law.  This Amendment will be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflict of laws principles).

8.             Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[The signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

BEHRINGER HARVARD FLORIDA MOB MEMBER, LLC

By:	/s/ Samuel A. Gillespie
Name:	Samuel A. Gillespie
Title:	Chief Operating Officer

AW SFMOB INVESTOR, LLC

By:	/s/ Brian K. Waxman
Brian K. Waxman
Managing Member

By:	/s/ Peter J. Applefield
Peter J. Applefield
Managing Member

AW SFMOB MANAGING MEMBER, LLC

By:	/s/ Brian K. Waxman
Brian K. Waxman
Managing Member

By:	/s/ Peter J. Applefield
Peter J. Applefield
Managing Member